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                                                                    EXHIBIT 4.19

                               GENERAL MAGIC, INC.
                       NONQUALIFIED STOCK OPTION AGREEMENT

       General Magic, Inc. (the "Company") granted to the individual named below an option to purchase certain shares of Common Stock of the Company, in the manner and subject to the provisions of this Option Agreement.

       1.     Summary & Definitions:

                                   SUMMARY

Optionee:                          Kathleen M. Layton

Employee's ID#:                    ###-##-####

Date of Option Grant:              January 2, 2001

Number of Option Shares:           750,000 shares of Common Stock of the Company
                                   as adjusted from time to time pursuant to paragraph 9 below.

Exercise Price of Options:         $1.5313

                                   DEFINITIONS

"Initial Vesting Date" - Date occurring twelve months after the date on which your employment with the Company commenced, which date was January 1, 2001 (the "Start Date").

"Initial Exercise Date" - Date occurring twelve months after the Start Date.

" Vested Ratio" - Except as otherwise provided below, the Vested Ratio shall be determined as follows:

                                                       Vested Ratio
                                                       ------------

       Prior to Initial Vesting Date                       0

       On Initial Vesting Date, provided the             1/4
       Optionee's Service is continuous from
       the Date of Option Grant until the
       Initial Vesting Date

       Plus
       ----

       For each full month of the Optionee's            1/48
       continuous Service from the Initial
       Vesting Date


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"Option Term Date" -- Ten years after the Date of Option Grant.

"Code" -- Internal Revenue Code of 1986, as amended.

"Company" -- General Magic, Inc., a Delaware corporation, and any successor corporation thereto.

"Disability"--The Optionee's disability as defined in Section 4(b) of the Employment Agreement.

"Employment Agreement"--The Employment Agreement between the Company and the Optionee dated July 15, 2001, effective as of January 1, 2001.

"Participating Company" -- The Company and any present or future parent and/or subsidiary corporation of the Company while such corporation is a parent or subsidiary of the Company. For purposes of this Option Agreement, a parent corporation and a subsidiary corporation shall be as defined in Sections 424(e) and 424(f) of the Code.

"Participating Company Group" -- At any point in time all corporations collectively which are then a Participating Company.

"Service" -- Optionee's employment or service with the Participating Company Group in the capacity of an employee, director or consultant. Optionee's Service shall not be deemed to have terminated merely because of a change in the capacity in which Optionee renders Service or a change in the member of the Participating Company Group for which Optionee renders Service, provided there is no interruption or termination of Optionee's Service. Optionee's Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which Optionee renders Service ceasing to be a member of the Participating Company Group. Subject to the foregoing, the Company, in its sole discretion, shall determine whether Optionee's Service has terminated and the effective date of such termination.

"Special Exercise Termination Date" - The date occurring eighteen (18) months following the later of (i) the date on which the Optionee's service as Chief Executive Officer and President of the Company terminated, or (ii) the date on which the Option is fully vested; provided, however, that such date shall in no event be later than the Option Term Date.

"Termination Without Cause"--Termination of the Optionee's Service by the Company other than "for cause" (as defined in Subparagraph 5(a) of the Employment Agreement), or the Optionee's resignation for "Good Reason" (as defined in Subparagraph 5(d) of the Employment Agreement).

"Termination Without Cause Following Change in Control"-- Termination of the Optionee's Service by the Company other than "for cause" (as defined in Subparagraph 5(a) of the Employment Agreement) or the Optionee's resignation for "Good Reason" (as defined in Subparagraph 5(d) of the Employment Agreement) during the period commencing thirty (30) days prior to the date of the Company's first public announcement that the Company has entered


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into an agreement that would result in a Change in Control and ending one year following such Change in Control.

       2. Status of the Option. The Option is intended to be a nonqualified stock option and shall not be treated as an incentive stock option as described in Section 422 of the Code.

       3. Administration. All questions of interpretation concerning this Option Agreement shall be determined by the Board of Directors of the Company (the "Board") and/or by a duly appointed committee of the Board having such powers as shall be specified by the Board. Any subsequent references herein to the Board shall also mean the committee if such committee has been appointed. All determinations by the Board shall be final and binding upon all persons having an interest in the Option. Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

       4. Exercise of the Option.

              (a) Right to Exercise. Except as provided in paragraph 4(f) below, the Option shall first become exercisable on the Initial Exercise Date. The Option shall be exercisable on and after the Initial Exercise Date and prior to the termination of the Option in the amount equal to the Number of Option Shares multiplied by the Vested Ratio as set forth in paragraph 1 above, less the number of shares previously acquired upon exercise of the Option. In no event shall the Option be exercisable for more shares than the Number of Option Shares.

              (b) Method of Exercise. The Option shall be exercisable by written notice to the Company which shall state the election to exercise the Option, the number of shares for which the Option is being exercised and such other representations and agreements as to the Optionee's investment intent with respect to such shares as may be required pursuant to the provisions of this Option Agreement. Such written notice shall be signed by the Optionee and shall be delivered in person, by certified or registered mail, return receipt requested, or by facsimile transmission to the Chief Financial Officer of the Company, or other authorized representative of the Participating Company Group, prior to the termination of the Option as set forth in paragraph 6 below, accompanied by full payment of the exercise price for the number of shares being purchased.

              (c) Form of Payment of Exercise Price. Payment of the exercise price for the number of shares for which the Option is being exercised shall be made (i) in cash, by check, or cash equivalent, (ii) by tender to the Company of shares of the Company's Common Stock owned by the Optionee and having a fair market value not less than the exercise price, which either have been owned by the Optionee for more than six (6) months or were not acquired, directly or indirectly, from the Company, (iii) by Immediate Sales Proceeds, as defined below, or (iv) by any combination of the foregoing. Notwithstanding the foregoing, the Option may not be exercised by tender to the Company of shares of the Company's Common Stock to the extent such tender of stock would constitute a violation of the provisions of any law, regulation and/or agreement restricting the redemption of the Company's Common Stock. "Immediate Sales Proceeds" shall mean the assignment in form acceptable to the Company of the proceeds of a sale of some or all


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of the shares acquired upon the exercise of the Option pursuant to a program and/or procedure approved by the Company (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company's sole and absolute discretion, to decline to approve any such program and/or procedure.

              (d) Tax Withholding. At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes payroll withholding and otherwise agrees to make adequate provision for foreign, federal and state tax withholding obligations of the Participating Company Group, if any, which arise in connection with the Option, including, without limitation, obligations arising upon (i) the exercise, in whole or in part, of the Option, (ii) the transfer, in whole or in part, of any shares acquired on exercise of the Option, (iii) the operation of any law or regulation providing for the imputation of interest, or (iv) the lapsing of any restriction with respect to any shares acquired on exercise of the Option. The Optionee is cautioned that the Option is not exercisable unless the Participating Company Group's withholding obligations are satisfied. Accordingly, the Optionee may not be able to exercise the Option when desired even though the Option is vested, and the Company shall have no obligation to issue a certificate for such shares.

              (e) Certificate Registration. Except in the event the exercise price is paid by Immediate Sales Proceeds, the certificate or certificates for the shares as to which the Option is exercised shall be registered in the name of the Optionee, or, if applicable, the heirs of the Optionee.

              (f) Restrictions on Grant of the Option and Issuance of Shares. The grant of the Option and the issuance of the shares upon exercise of the Option shall be subject to compliance with all applicable requirements of foreign, federal or state law with respect to such securities. The Option may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other law or regulations. In addition, the Option may not be exercised unless (i) a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE OPTIONEE IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISABLE UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE OPTIONEE MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. Questions concerning this restriction should be directed to the Chief Financial Officer of the Company. As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

              (g) Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of the Option.


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       5. Non-Transferability of the Option. The Option may be exercised during the lifetime of the Optionee only by the Optionee and may not be assigned or transferred in any manner except by will or by the laws of descent and distribution.

       6. Termination of the Option. The Option shall terminate and may no longer be exercised on the first to occur of (a) the Option Term Date as defined above, (b) the last date for exercising the Option following termination of Service as described in paragraph 7 below, or (c) a Transfer of Control as described in paragraph 8 below.

       7. Termination of Service.

              (a) Option Exercisability and Vesting. Except as provided in this paragraph 7(a), the Option shall terminate and may not be exercised after termination of the Optionee's Service with the Participating Company Group.

                     (i) Death or Disability. If the Optionee's Service with the Participating Company Group terminates because of the death or Disability of the Optionee, (1) the Option will continue to vest to the extent provided in Subparagraph 4(b) of the Employment Agreement, and (2) the Option may be exercised, to the extent unexercised and exercisable by the Optionee on the proposed exercise date, by the Optionee (or the Optionee's legal representative) at any time prior to the Special Exercise Termination Date. The Optionee's Service shall be deemed to have terminated on account of death if the Optionee dies within three (3) months after the Optionee's termination of Service.

                     (ii) Termination Without Cause. If the Optionee's Service with the Participating Company Group terminates due to Termination Without Cause, (1) the Option will continue to vest for two years from the date of termination, and (2) the Option may be exercised, to the extent unexercised and exercisable by the Optionee on the proposed exercise date, by the Optionee at any time prior to the Special Exercise Termination Date.

                     (iii) Termination Without Cause Following Change in Control. Notwithstanding any provision of paragraphs 8 or 9 below to the contrary, if the Optionee's Service with the Participating Company Group terminates due to Termination Without Cause Following Change in Control, (1) any unexercised portion of the Option shall become immediately exercisable and vested in full as of the date of the Optionee's termination of Service, and (2) the Option may be exercised, to the extent unexercised and exercisable by the Optionee on the proposed exercise date, by the Optionee at any time prior to the Special Exercise Termination Date.

                     (iv) Other Termination of Service. If the Optionee Service with the Participating Company Group terminates for any reason except as set forth in Sections 7(a)(i), (ii) or (iii) above, the Option, to the extent unexercised and exercisable by the Optionee on the date on which the Optionee's Service terminated, may be exercised by the Optionee within three (3) months after the date on which the Optionee's Service terminates, but in any event no later than the Option Term Date.


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              (b) Exercise Prevented by Law. Except as provided in this
paragraph 7, the Option shall terminate and may not be exercised after the Optionee's employment with the Participating Company Group terminates unless the exercise of the Option in accordance with this paragraph 7 is prevented by the provisions of paragraph 4(f) above. If the exercise of the Option is so prevented, the Option shall remain exercisable until three (3) months after the date the Optionee is notified by the Company that the Option is exercisable, but in any event no later than the Option Term Date.

              (c) Optionee Subject to Section 16(b). Notwithstanding the foregoing, if the exercise of the Option within the applicable time periods set forth above would subject the Optionee to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of
(i) the tenth (10th) day following the date on which the Optionee would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Optionee's termination of employment, or (iii) the Option Term Date.

              (d) Leave of Absence. For purposes hereof, the Optionee's employment with the Participating Company Group shall not be deemed to terminate if the Optionee takes any military leave, sick leave, or other bona fide leave of absence approved by the Company of ninety (90) days or less. In the event of a leave in excess of ninety (90) days, the Optionee's employment shall be deemed to terminate on the ninety-first (91st) day of the leave unless the Optionee's right to reemployment with the Participating Company Group remains guaranteed by statute or contract. Notwithstanding the foregoing, however, a leave of absence shall be treated as employment for purposes of determining the Optionee's Vested Ratio if and only if the leave of absence is designated by the Company as (or required by law to be) a leave for which vesting credit is given.

       8. Ownership Change and Transfer of Control. For purposes hereof, the "Control Company" shall mean the Participating Company whose stock is subject to the Option. An "Ownership Change" shall be deemed to have occurred in the event any of the following occurs with respect to the Control Company:

              (a) the direct or indirect sale or exchange by the stockholders of the Control Company of all or substantially all of the stock of the Control Company;

              (b) a merger in which the Control Company is a party; or

              (c) the sale, exchange, or transfer (including, without limitation, pursuant to a liquidation or dissolution) of all or substantially all of the Control Company's assets (other than a sale, exchange, or transfer to one (1) or more corporations where the stockholders of the Control Company before such sale, exchange, or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets were transferred).

              A "Transfer of Control" shall mean either (i) a "Change in Control" as defined in Subparagraph 5(c) of the Employment Agreement, or (ii) an Ownership Change in which the stockholders of the Control Company before such Ownership Change do not retain, directly or


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indirectly, at least a majority of the beneficial interest in the voting stock of the Control Company after such transaction or in which the Control Company is not the surviving corporation.

              In the event of a Transfer of Control, the surviving, continuing, successor or purchasing corporation or parent corporation thereof, as the case may be (the "Acquiring Corporation"), shall either assume the Company's rights and obligations under this Option Agreement or substitute for the Option a substantially equivalent option for the Acquiring Corporation's stock. In the event the Acquiring Corporation elects not to assume the Company's rights and obligations under the Option Agreement or substitute for the Option in connection with the Transfer of Control, any unexercised portion of the Option shall become immediately exercisable and vested in full as of the date ten (10) days prior to the date of the Transfer of Control. Any exercise of the Option that was permissible solely by reason of this paragraph 8 shall be conditioned upon the consummation of the Transfer of Control. The Option shall terminate effective as of the date of the Transfer of Control to the extent that the Option is neither assumed nor substituted for by the Acquiring Corporation in connection with the Transfer of Control nor exercised as of the date of the Transfer of Control.

       9. Effect of Change in Stock Subject to the Option. Appropriate adjustments shall be made in the number, exercise price and class of shares of stock subject to the Option in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or like change in the capital structure of the Company. In the event a majority of the shares which are of the same class as the shares that are subject to the Option are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change) shares of another corporation (the "New Shares"), the Company may unilaterally amend the Option to provide that the Option is exercisable for New Shares. In the event of any such amendment, the number of shares and the exercise price shall be adjusted in a fair and equitable manner.

       10. Rights as a Stockholder or Employee. The Optionee shall have no rights as a stockholder with respect to any shares covered by the Option until the Option has been exercised pursuant to paragraph 4(b) above and the Company has received full payment for the shares for which the Option has been exercised. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date of exercise and payment in full, except as provided in paragraph 9 above. Nothing in the Option shall confer upon the Optionee any right to continue in the employ of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Optionee's employment at any time.

       11. Legends. The Company may at any time place legends referencing any applicable federal, state and/or foreign securities law restrictions on all certificates representing shares of stock subject to the provisions of this Option Agreement. The Optionee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in the possession of the Optionee in order to effectuate the provisions of this Paragraph 11.

       12. Public Offering. The Optionee hereby agrees that in the event of any underwritten public offering of stock, the Optionee shall not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any shares of


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stock of the Company or any rights to acquire stock of the Company for such period of time from and after the effective date of such registration statement as may be established by the underwriter for such public offering; provided, however, that such period of time shall not exceed one hundred eighty (180) days from the effective date of the registration statement to be filed in connection with such public offering. The foregoing limitation shall not apply to shares registered in such public offering under the Securities Act.

       13. Binding Effect. This Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

       14. Termination or Amendment. The Board, including any duly appointed committee of the Board, may terminate or amend the Plan and/or the Option at any time; provided, however, that no such termination or amendment may adversely affect the Option or any unexercised portion hereof without the consent of the Optionee.

       15. Integrated Agreement. This Option Agreement constitutes the entire understanding and agreement of the Optionee and the Participating Company Group with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations, or warranties among the Optionee and the Participating Company Group other than those as set forth or provided for herein. To the extent contemplated herein, the provisions of this Option Agreement shall survive any exercise of the Option and shall remain in full force and effect.

       16. Applicable Law. This Option Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.


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                                        GENERAL MAGIC, INC.



                                        By: /s/ Mary E. Doyle
                                           -------------------------------------
                                              Mary E. Doyle

                                        Title: General Counsel
                                              ----------------------------------

                                        Date:
                                             -----------------------------------

       The Optionee represents that the Optionee is familiar with the terms and provisions of this Option Agreement and hereby accepts the Option subject to all of the terms and provisions thereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Option Agreement.


Name: /s/ Kathleen M. Layton
     -------------------------------
     Kathleen M. Layton

Date: 7/31/01
     -------------------------------


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